EXHIBIT 14.1

PRECISION OPTICS CORPORATION, INC.

CORPORATE CODE OF ETHICS AND CONDUCT

1.    General Policy

It is the policy of Precision Optics Corporation, Inc. (“Precision Optics” or the “Company”) to conduct business in compliance with all applicable laws, rules and regulations. Further, it is our policy to conduct business with integrity. We make this commitment to our customers, to our partners, to our stockholders, to our community, to those government agencies that regulate Precision Optics, and to ourselves.

Each Precision Optics employee, officer and director must work to comply with the policies set forth in this Code of Ethics and Conduct (the “Code”). All employees, officers and directors should review this Code and related materials, including the Company’s Employee Manual dated May 1, 2001 (the “Employee Manual”), portions of which are referred to in this Code, and make sure that these policies guide their actions. Because of the complex and changing nature of legal requirements, each member of Precision Optics must be constantly vigilant to ensure that their conduct complies with the Code. If any employee, officer or director becomes aware of an issue of legal compliance which is not adequately addressed in this Code, you should notify your supervisor or the Chief Financial Officer.

Precision Optics takes compliance with laws, regulations, rules and the Code seriously. Any violation of such will result in disciplinary action. Such action may include an oral or written warning, disciplinary probation, suspension, reduction in salary, demotion or dismissal from employment. These disciplinary actions also may apply to an employee’s supervisor who directs or approves the employee’s improper actions or is aware of those actions, but does not act appropriately to correct them or fails to exercise appropriate supervision.

If a question arises as to whether any action complies with Precision Optics’ policies or applicable law, an employee, officer or director should present that question directly to the Company’s Chief Financial Officer (the “Compliance Officer”). The Compliance Officer’s telephone number is (978) 630-1800 ext. 117.  Concerns about violations of any part of this Code made to the telephone number may be made anonymously. Any calls, detailed notes and/or emails will be dealt with confidentially. In raising an issue, you may remain anonymous, although you are encouraged to identify yourself. Should you choose to identify yourself, your identity will be kept confidential to the extent feasible or permissible under the law. All employees, officers and directors of Precision Optics have the commitment of Precision Optics and of the Audit Committee of Precision Optics’ Board of Directors that they will be protected from retaliation. However, Precision Optics reserves the right to discipline anyone who knowingly makes a false accusation, provides false information to the Company or has acted improperly.  Failure to report known or suspected wrongdoing of which any member of Precision Optics has knowledge may, by itself, subject that person to disciplinary action.

This Code generally highlights some of the more important legal principles with which employees, officers and directors are expected to be familiar. The fact that this Code does not specifically reference other applicable laws (some of which may be covered in other Precision Optics policies) does not diminish their importance or application.

2.    Compliance with the Law

Precision Optics seeks to comply with all applicable government laws, rules and regulations. We need the cooperation of all employees, officers and directors to do so and to bring lapses or violations to light. While some regulatory schemes may not carry criminal penalties, they may control the licenses and certifications that allow Precision Optics to conduct its business. Precision Optics’ continued ability to operate depends upon your help for compliance.

Some of the regulatory programs which employees may deal with in the course of their duties include, but are not limited to, the following:

o	Labor laws,
o	Occupational safety and health regulation,
o	Building, safety and fire codes,
o	Wage and hour laws, and
o	Applicable U.S. Food and Drug Administration regulations.

The Compliance Officer can provide employees with information on these rules, and can direct questions or concerns to the proper person.

3.    Stock

Because our stock is a publicly-traded security, certain activities of Precision Optics are subject to certain provisions of the federal securities laws. These laws govern the dissemination or use of information about the affairs of Precision Optics or its subsidiaries or affiliates, and other information which might be of interest to persons considering the purchase or sale of our stock. Violations of the federal securities laws could subject you and the Company to stiff criminal and civil penalties. Accordingly, Precision Optics does not sanction and will not tolerate any conduct that risks a violation of these laws.

a.    Disclosure of Transactions in Company’s Securities

The Securities and Exchange Commission (“SEC”) requires continuing disclosure of transactions in the Company’s publicly traded securities by the Company, its directors, officers, major stockholders and other affiliated persons. We are committed to complying with obligations related to this disclosure.

b.    Insider Trading

It is illegal for any person, either personally or on behalf of others, (i) to buy or sell securities while in possession of material non-public information, or (ii) to communicate (to “tip”) material non-public information to another person who trades in the securities on the basis of the information or who in turn passes the information on to someone who trades. All directors, officers, employees and temporary insiders, such as accountants and lawyers, must comply with these “insider trading” restrictions. For more information, please see the section entitled “Trades in Public Securities by Company Personnel” set forth in the Employee Manual, a copy of which has been previously provided to you but which may also be obtained upon request to the Compliance Officer.

4.    Confidential Information

You may be entrusted with Precision Optics’ confidential business information. You are required to safeguard and use such information only for Precision Optics’ purposes. Confidential information includes all non-public information that might be of use to competitors or harmful to Precision Optics or its customers, if disclosed. You are expected to maintain the confidentiality of any and all such information entrusted to you by Precision Optics or our customers or partners. Examples of confidential business information include, but are not limited to: the Company’s trade secrets, business trends, information on product development programs, detailed sales and cost figures, new product or marketing plans, research and development ideas or information, manufacturing processes, and information about potential acquisitions, divestitures and investments. Failure to observe this duty of confidentiality may compromise our competitive advantage over competitors and may additionally result in a violation of securities, antitrust or employment laws. It may also violate agreements providing for the protection of such confidential information. You should not discuss confidential Company information outside the Company, even with your own family.

You may also possess sensitive, privileged information about our customers or partners. These parties properly expect that this information will be kept confidential. Precision Optics takes very seriously any violation of a customer’s or partner’s confidentiality and will not tolerate such conduct.

For more information, please see the section entitled “Confidentiality of Company Information”set forth in the Employee Manual.

5.    Special Ethical Obligations For Employees With Public Reporting Responsibilities

As a public company, we are also committed to carrying out all continuing disclosure obligations in a full, fair, accurate, timely and understandable manner. Depending on their position with Precision Optics, employees, officers or directors may be called upon to provide information to assure that the Company’s public reports are complete, fair and understandable. Precision Optics expects all of its personnel to take this responsibility very seriously and to provide prompt and accurate answers to inquiries related to the Company’s public disclosure requirements.

The Accounting Department bears a special responsibility for promoting integrity throughout the organization, with responsibilities to stockholders both inside and outside of Precision Optics. The Chief Executive Officer, the Chief Financial Officer and other Accounting Department personnel have a special role both to adhere to these principles themselves and also to ensure that a culture exists throughout the company as a whole that ensures the fair and timely reporting of Precision Optics’ financial results and condition.

Employees, officers and directors should promptly report to the Compliance Officer and/or the Audit Committee any conduct that the individual believes to be a violation of law or business ethics or of any provision of the Code, including any transaction or relationship that reasonably could be expected to give rise to such a conflict. Violations, including failures to report potential violations by others, will be viewed as a severe disciplinary matter that may result in personnel action, including termination of employment.

6.    Continuing Disclosure Obligations and Accuracy of Business Records

In order to support all our disclosure obligations, it is our policy to record and report our factual information honestly and accurately. Failure to do so is a grave offense and will subject an individual to severe discipline by the Company, as well as possible criminal and civil penalties.

Compliance with established accounting procedures, Precision Optics’ system of internal controls, and generally accepted accounting principles is necessary at all times. In order to achieve such compliance, the Company’s records, books and documents must accurately reflect the transactions and provide a full account of Precision Optics’ assets, liabilities, revenues and expenses. Knowingly entering inaccurate or fraudulent information into Precision Optics’ accounting system is unacceptable and may be illegal. Any individual that has knowledge that an entry or process is false and material are expected to consult the Compliance Officer. In addition, it is the responsibility of each member of Precision Optics to give their cooperation to the Company’s auditors.

Every individual should also be aware that almost all business records of the Company may become subject to public disclosure in the course of litigation or governmental investigation. Records are also often obtained by outside parties or the media. Employees should therefore attempt to be as clear, concise, truthful and accurate as possible when recording any information. They must refrain from making legal conclusions or commenting on legal positions taken by the Company or others. They must also avoid exaggeration, colorful language, and derogatory characterizations of people and their motives. Precision Optics will not tolerate any conduct that creates an inaccurate impression of Precision Optics’ business operations.

7.    Protection and Proper Use of Company Assets

Employees, officers and directors should protect the Company’s assets and ensure their efficient use. Theft, carelessness and waste have a direct impact on the Company’s profitability. All Company assets should be used for legitimate business purposes. Individual supervisors are responsible for ensuring Company resources are used productively or to enhance employees’ skills and job performance.

Everyone who works with the Company’s computer-based resources is responsible for their appropriate use and protection from theft, damage or loss. Employees should take care to understand the risks and protect and ensure that the security features of the computer-based resources are not compromised. Information created, transmitted or accessed on Company networks is Company property and Precision Optics reserves the right to monitor or restrict access to it. The same level of care should be taken when using Precision Optics’ e-mail, internet and voice mail systems as is used in written documents. For example, confidential information about Precision Optics should not be disclosed on electronic bulletin boards, in chat rooms or posted on an internet website. For more information, please see the section entitled “Use of Computers”set forth in the Employee Manual.

8.    Corporate Opportunities

Employees, officers and directors are prohibited from (a) taking for yourself personally opportunities that you discover through the use of Company property, information or position, (b) using Company property, information or position for personal gain and (c) competing with the Company. An employee, officer or director owes a duty to the Company to advance its legitimate interests when the opportunity to do so arises.

9.    Fair Dealing

Employees, officers and directors should endeavor to deal fairly with the Company’s customers, partners, suppliers, competitors and employees. You should not take unfair advantage of anyone through manipulation, concealment, abuse of privileged information, misrepresentation of material facts or any other unfair-dealing practices.

10.   Conflicts of Interest

Precision Optics’ employees, officers and directors should avoid all potential conflicts of interest or situations that give the appearance of a conflict of interest. A conflict of interest occurs when the private interest of a Precision Optics employee or director (or an immediate family or household member or someone with whom you have an intimate relationship) interferes, in any way -- or even appears to interfere -- with the duties performed by the Precision Optics employee or director or with the interests of the Company as a whole. A conflict situation can arise when an employee, officer or director takes actions or has interests that may make it difficult to perform his or her work objectively and effectively. Conflicts of interest also arise when an employee, officer or director, or a member of his or her family, receives improper personal benefits as a result of his or her position in the Company. Loans to, or guarantees of obligations of, such persons are of special concern.

To this end, Precision Optics’ employees, officers or directors may not be employed by, act as a consultant to, or have an independent business relationship with any of Precision Optics’ customers, competitors or suppliers. Nor may employees, officers or directors invest in any customer, supplier, or competitor (other than through mutual funds or through holdings of less than 2 percent of the outstanding shares of publicly traded securities) unless they first obtain written permission from the Chief Executive Officer. Employees, officers or directors may not divulge or use Precision Optics’ confidential information -- such as financial data, customer information, and computer programs -- for their own personal or business purposes.

Any personal or business activities by an employee, officer or director that may raise concerns along these lines must be disclosed to and approved in advance by the Compliance Officer. For more information, please see the section entitled “Conflict of Interest”set forth in the Employee Manual.

11.   Gifts, Meals and Entertainment

a.    Entertainment and Gifts

Precision Optics recognizes that in some instances, gifts and entertainment can provide an appropriate means of furthering a business relationship. However, no employee, officer or director should accept or provide gifts of more than $50 in connection with their business dealings. The offer or receipt of any such gift over $50 should be reported immediately to the Compliance Officer. Normal business courtesies involving no more than ordinary amenities (such as lunch, dinner, a spectator event or a golf game) are permitted, as are token non-cash gifts of nominal value. The guiding principle and spirit of this code is that no gift, favor or entertainment, whether a single event or a pattern of behavior, should be accepted or provided if it will obligate, or appear to obligate, the recipient. If you are uncertain about the propriety of a gift, you should contact the Compliance Officer for guidance.

b.    Relationships with Government Personnel

Separate and more stringent gift, meals, and entertainment rules apply to dealings with government officials. Federal and state anti-kickback laws prohibit Precision Optics and its representatives from knowingly and willfully offering, paying, requesting, or receiving any money or other benefit, directly or indirectly, in return for obtaining or rewarding favorable treatment in connection with the award of a government contract. Any employee who becomes aware of any such conduct should immediately report it to the Compliance Officer.

The anti-kickback laws must be considered whenever something of value is given or received by Precision Optics or its representatives or affiliates that is in any way connected to work performed for the government. There are many transactions that may violate the anti-kickback rules. As a result, no one acting on behalf of Precision Optics may offer or accept gifts, loans, rebates, services, or payment of any kind to or from government suppliers and vendors without first consulting the Compliance Officer.

c.    Business Dealings in Foreign Countries

Federal law prohibits U.S. companies, and those acting on their behalf, from bribing foreign officials to obtain or retain business. Foreign officials include officers and employees of a foreign government or of a foreign governmental department or agency. Indirect payments including those to agents or third parties with the knowledge that at least a portion of the payment will be given to a foreign official for an illegal purpose are prohibited. Precision Optics will not tolerate any conduct that violates this law.

12.   Interacting with the Government

Precision Optics values its good relations with local, state, federal and foreign governments. We are committed to being a “good corporate citizen” and are proud of the contributions we have made to help the communities where we do business.

The Company’s policy is to deal honestly and fairly with government representatives and agents and to comply with valid and reasonable governmental requests and processes. Be truthful and straightforward in your dealings with governmental representatives and do not direct or encourage another Precision Optics employee (or someone else) to provide false or misleading information to any government agent or representative. Do not direct or encourage anyone to destroy records relevant to a fact-finding process.

13.   Employee Relations

The Company recognizes and understands the importance of balancing work and family life. Even though an employee’s non-work-related activities outside of the Company are considered personal business, employees should always remember that they are a representative of the Company.

All employees, officers and directors should review the Company’s policies regarding discrimination, workplace harassment (including sexual harassment), health and safety and related matters, which are set forth in the Employee Manual.

14.   Purchasing

Purchasing decisions must be made in accordance with applicable Precision Optics policy. In addition, the prohibitions discussed in Section 11 of this Code, entitled “Gifts, Meals and Entertainment” apply to purchasing decisions made on behalf of Precision Optics. Purchasing decisions must in all instances be made free from any conflicts of interest that could affect the outcome. Precision Optics is committed to a fair and objective procurement system which results in the acquisition of quality goods and services for Precision Optics at a fair price.

15.   Exports and Imports

There are many U.S. laws governing international trade and commerce which serve to limit the export of certain products to certain countries. Precision Optics is committed to complying with those laws. Under no circumstances will Precision Optics make sales contrary to U.S. export laws. Because these regulations are complicated and change periodically, employees seeking to make a sale to a customer in a foreign country must first confirm the legal trade status of that country. If an employee is uncertain about whether a foreign sale complies with U.S. export laws, he or she must contact the Compliance Officer for guidance. Precision Optics’ employees should be aware that there are also many U.S. laws that govern the import of items into the United States. Among other things, these laws control what can be imported into the United States, how the articles should be marked, and the amount of duty to be paid. Precision Optics complies with all U.S. import laws. If an employee is uncertain about whether a transaction involving the importation of items into the United States complies with these laws, he or she must contact the Compliance Officer for guidance.

16.   Media/Public Relations and Governmental Inquiries

When Precision Optics provides information to the news media, securities analysts and stockholders, it has an obligation to do so accurately and completely. In order to ensure that Precision Optics complies with its obligations, employees receiving inquiries regarding Precision Optics’ activities, results, plans or position on public issues should refer the request to the Company’s Chief Executive Officer, Chief Financial Officer or the designated corporate spokesperson. Precision Optics’ employees may not speak publicly for the Company unless specifically authorized by senior management.

Although unlikely, a government representative may seek to interview an employee regarding Precision Optics’ business activities or an employee’s work at the Company. If an employee is contacted by a government agent or representative and asked to provide information, contact the Chief Financial Officer at (978) 630-1800 ext. 117.

Occasionally, someone will arrive unexpectedly or a government representative may seek to inspect Company property. If this happens, an employee should immediately notify his or her manager or supervisor and contact the Chief Financial Officer at (978) 630-1800 ext. 117.

17.   Response to Investigations or Government Inquiries

Numerous state and federal agencies have broad legal authority to investigate Precision Optics and review its records. Precision Optics will comply with subpoenas and respond to governmental investigations as required by law. The Compliance Officer is responsible for coordinating Precision Optics’ response to investigations and the release of any information.

If an employee, director or officer receives an investigative demand, subpoena, or search warrant involving Precision Optics, it should be brought immediately to the Compliance Officer. No documents should be released or copied without authorization from the Compliance Officer or Precision Optics’ legal counsel. If an investigator, agent or government auditor comes to Precision Optics’ corporate headquarters, the Chief Executive Officer should be contacted immediately. In the absence of the Chief Executive Officer, contact Precision Optics’ Compliance Officer. Ask the investigator to wait until the contacted individual arrives before reviewing any documents or conducting any interviews. The Compliance Officer, his designee, or Company’s legal counsel is responsible for assisting with any interviews. If Precision Optics’ employees are approached by government investigators and agents while they are away from Precision Optics’ premises and asked to discuss Company affairs, the employee has the right to insist on being interviewed during business hours with a supervisor or counsel present. Alternatively, any employee may choose to be interviewed or not to be interviewed at all. The Company recognizes the choice of how to proceed in these circumstances is left entirely to the employee. If an employee chooses to speak with government personnel, it is essential that the employee be truthful. Questions may be directed to the Compliance Officer.

Precision Optics’ employees are not permitted to alter, remove, or destroy documents or records of Precision Optics except in accordance with regular document retention and destruction practices.

18.   Disciplinary Action

It is essential that all employees accept personal responsibility for maintaining high standards of conduct and job performance, including the observance of the Code and other Company rules and policies. The Company shall consistently enforce the Code through appropriate means of discipline. Violations of the Code shall be promptly reported to the Compliance Officer and the Audit Committee. The Audit Committee shall determine whether violations of the Code have occurred and, if so, shall determine the disciplinary measures to be taken against any employee of the Company who has so violated the Code. Disciplinary measures, which may be invoked at the discretion of the Audit Committee, include, but are not limited to, oral or written warnings, disciplinary probation, suspension, reductions in salary, demotion or termination of employment. The purpose of disciplinary measures short of termination is corrective, to encourage employees to improve their conduct or performance so that they may continue their employment with the Company. These corrective disciplinary measures will not apply in the event of a serious offense that warrants immediate termination or in other circumstances when the Audit Committee determines that corrective measures would be inappropriate.

19.   Amendments And Waivers

This Code applies to all of Precision Optics’ employees, officers and directors. There shall be no substantive amendment or waiver of any part of the Code affecting the directors, senior financial officers, or executives officers, except by a vote of the Board of Directors, which will ascertain whether an amendment or waiver is appropriate and ensure that the amendment or waiver is accompanied by appropriate controls designed to protect Precision Optics.

In the event that any substantive amendment is made or any waiver is granted, the substantive amendment or waiver will be filed with the SEC on a Current Report on Form 8-K (or such other form as may be prescribed by the SEC), thereby allowing the Precision Optics stockholders to evaluate the merits of the particular substantive amendment or waiver.